Exhibit 10.6

EMPLOYMENT AGREEMENT

Agreement dated this 8th day of August, 1996 by and between Carl White ("Executive") and FineLine Properties, Inc. (the "Company").

WHEREAS the Company desires to employ Executive, and Executive desires to accept employment with the Company, subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:

1. Period of Employment. The Company shall employ Executive, and Executive shall serve the Company during the period commencing on November 1, 1996, and continuing through and including June 1, 2001 (the "Term"). The Term shall automatically be extended by one (1) additional year, unless, at least sixty (60) days prior to June 1, 2001 or any anniversary thereafter, the Company shall deliver to Executive, or Executive shall deliver to the Company, written notice that the Term shall not be so extended.

2. Duties and Responsibilities.
(a) During the Term, Executive shall be employed by the Company as Chief Operating and Executive Officer of The Tasties and the Executive's employment with the Company shall be full-time and exclusive. During the Term, Executive shall, except during periods of vacation, sick leave, or other duly authorized leave of absence, devote the whole of Executive's time, attention, skill, and ability during usual business hours (and outside those hours when reasonably necessary to Executive's duties hereunder) to the faithful and diligent performance of such duties and the exercise of such powers as may from time to time be assigned to or vested in Executive by the Company's Board of Directors or by any officer of the Company superior to Executive. Executive acknowledges and agrees that Executive may be required, without additional compensation, to perform services for any business entity controlling, controlled by, or under common control with the Company (such business entities hereinafter individually and collectively, "Affiliates") and to accept such office or position with any Affiliate as the Board of Directors may require, including, but not limited to, service as an officer or director of the Company or any Affiliate. Executive shall comply with all applicable policies of the Company and Affiliates.

(b) Executive's services shall be performed at the Company's offices in Kent, Ohio as well as at such other locations and subject to such travel requirements as reasonably necessary to the performance of Executive's duties hereunder.

3. Compensation.

(a) During the Term, as compensation for services rendered hereunder and in consideration of this Agreement, the Company shall pay Executive a salary, in accordance with the Company's then-prevailing payroll practices, at the annual rate of $55,000.00 (fifty-five thousand USD),] or such greater amount as the Company may from time to time and in its sole discretion determine.

(b) During the Term, as additional compensation, Executive shall be entitled to participate in and receive all benefits under any welfare benefit plan or program (including, without limitation, medical, dental, disability, group life (including accidental death and dismemberment) and business travel insurance plans and programs), any retirement savings plan or program (including, without limitation, 401(k) and pension), and such other perquisites of office as the Company may, from time to time and in its sole discretion, make available generally to employees of similar rank as Executive. Such participation shall be subject to the terms and conditions of such plans or programs, including, but not limited to, such generally applicable eligibility provisions as may be in effect from time to time.

(c) During the Term, as additional compensation, Executive shall be entitled to participate in the Company's Supplemental Executive
Retirement Plan ("SERP") pursuant to the terms and conditions thereof.

(d) The Company shall reimburse Executive for all reasonable, ordinary, and necessary business expenses incurred in the performance of Executive's duties hereunder in accordance with and subject to the terms and conditions of the Company's then-prevailing expense policy. As a condition precedent to obtaining such reimbursement, Executive shall provide to the Company any and all statements, bills, or receipts evidencing the expenses for which Executive seeks reimbursement, and such other related information or materials as the Company may from time to time reasonably require.

4. Termination. Unless Executive's employment is terminated pursuant to this Paragraph 4, the Company shall continue to employ Executive and Executive shall continue to serve the Company throughout the Term.

(a) This Agreement shall terminate automatically upon Executive's death.

(b) Upon Executive's "Disability", the payment of benefits under the Company's short-term and long-term disability insurance programs, if any, shall satisfy the Company's obligations under the foregoing Paragraph 3(a). For purposes of this Agreement, Executive shall be deemed to be under a disability if Executive shall be unable, by virtue of illness or physical or mental incapacity or disability (from any cause or causes whatsoever), to perform Executive's essential job functions hereunder, whether with or without reasonable accommodation, in substantially the manner and to the extent required hereunder prior to the commencement of such disability, for a period exceeding 180 days. In the event Executive shall remain under a Disability for a period exceeding 270 days, the Company shall have the right to terminate Executive's employment hereunder at the end of any calendar month during the continuance of such disability upon at least thirty (30) days prior written notice to Executive.

(c) The Company shall have the right to terminate Executive's employment at any time for "Cause". For purposes of this Agreement, Cause shall include: (i) material default or other material breach by Executive of Executive's obligations hereunder; (ii) failure by Executive to perform diligently and competently Executive's duties hereunder; or

(d) In the event of termination, the Company shall (i) pay to Executive an amount equal to the lesser of
       (A) 8 months' salary from the date of termination, and
       (B) Executive's salary for the remainder of the Term, such amount to be paid in accordance with the Company's then-prevailing payroll practices, and (ii) continue Executive's participation, if any, in such group medical, hospitalization and dental plans or programs as were in place immediately prior to such termination, for a period equal to the lesser of (A) 8 months from the date of termination, and (B) the remainder of the Term.

(e) Upon termination of Executive's employment pursuant to any of the foregoing Paragraphs 4(a), (b), (c), or (d), or upon expiration of the Term, any right or benefit accrued by Executive or to which Executive had become entitled pursuant to this Agreement prior to such termination or expiration (other than payment of salary with respect to periods after such termination or expiration), and any Company obligation with respect to any such right or benefit, shall not be extinguished by reason of such termination or expiration and, together with any salary earned but unpaid as of the date of termination or expiration and any unpaid reimbursable expenses outstanding as of such date, shall be paid to Executive or Executive's estate, less any outstanding amounts previously advanced by the Company to or on behalf of Executive.

(f) The payments and benefits (if any) required to be provided to Executive pursuant to this Paragraph 4 shall be in full and complete satisfaction of any and all obligations owing to Executive pursuant to this Agreement.

(g) In the event of resignation and or termination the Company shall pay to the Executive all salary due and owing in full in accordance with the Company's financial ability to do same. The Company shall either make such payment in total, or in monthly increments within the financial ability of the Company to do same, with such schedule to be provided to the Executive within three weeks of such resignation and or termination.

(f) In the event the Company's financial position enables it to do so, in consideration of the Company's obligations to suppliers, investors and other business interests, the Company shall at it option, revert payment due to the Executive to the date of this Agreement.

5. Confidential Information. Both during and after the Term, Executive shall not divulge or communicate to any person, corporation, governmental agency, or other entity (except in performing Executive's duties hereunder), or use for Executive's own purposes, any trade secret or confidential commercial information, or any other information, knowledge, or data of the Company or any Affiliate which is not generally known to the public (including, but not limited to, information relating to research, product development, manufacturing or manufacturing processes, maintenance or repair processes, purchasing, product or material costs, sales or sales strategies or prospects, pricing or pricing strategies, advertising or promotional programs, product information, or mailing or customer lists), and shall use Executive's best efforts to prevent the publication or disclosure by any other person or entity of any such secret, information, knowledge, or data. While Executive is employed by the Company, all documents and objects made, compiled, received, held, or used by Executive in connection with the business of the Company shall remain the Company's property, and shall be delivered by Executive to the Company upon the termination of Executive's employment, for whatever reason, or at any earlier time requested by the Company. It is understood that Executive shall retain ownership of Executive's personal property, including Executive's private papers not containing any trade secret or confidential commercial information, or any other information, knowledge, or data of the Company or any Affiliate.

6. Unfair Competition.
(a) While Executive is employed by the Company, and during any period, if any, during which the Company is making payments to Executive pursuant to the foregoing Paragraph 4(d), Executive shall not, directly or indirectly, whether or not for compensation, and whether or not as an employee, be engaged in or have a financial interest in any other business, continue or assume any other corporate affiliations, or pursue any other commercial activities, duties, or pursuits whatsoever without the prior written consent of the Company when said activities are in competion with the business or interests of the Company.

(b) As a condition of employment with the Company, and as a material inducement to the Company to employ Executive, Executive agrees that for a period of one (1) year after the later of (i) termination of Executive's employment, for whatever reason, and (ii) the conclusion of the period, if any, during which the Company is making payments to Executive pursuant to the foregoing Paragraph 4(d), Executive shall not, directly or indirectly, whether or not for compensation, and whether or not as an employee, be engaged in or have any financial interest in any business competing with or which may compete with the business of the Company (or with any business of any Affiliate for which the Executive performed services hereunder) within any state, region or locality in which the Company or such Affiliate is then doing business or marketing its products, as the business of the Company or such Affiliates may then be constituted.

(c) Executive agrees and acknowledges that, by virtue of Executive's employment with the Company, Executive shall have access to and maintain an intimate knowledge of the Company's activities and affairs, including trade secrets and confidential commercial information, and other confidential matters. As a result of such access and knowledge, and because of the special, unique, and extraordinary services that Executive is capable of performing for the Company or one of its competitors, Executive acknowledges that the services to be rendered by Executive pursuant to this Agreement are of a character giving them a peculiar value, the loss of which cannot adequately or reasonably be compensated by money damages. Consequently, Executive agrees that any breach or threatened breach by Executive of Executive's obligations under this Paragraph 6, or of Paragraphs 5 or 7 of this Agreement, would cause irreparable injury to the Company, and that the Company shall be entitled to (i) preliminary and permanent injunctions enjoining Executive from violating such provisions, and (ii) money damages in the amount of fees, compensation, benefits, profits or other remuneration earned by Executive or any competitor as a result of any such breach, together with interest, and costs and attorneys' fees expended to collect such damages or secure such injunctions. Nothing in this Agreement, however, shall be construed to prohibit the Company from pursuing any other remedy, the Company and Executive having agreed that all such remedies shall be cumulative.

(d) Executive acknowledges that the limitations set forth in this Paragraph 6 shall not prevent Executive from earning a livelihood after Executive leaves the Company's employ, but merely prevents unfair competition against the Company for a limited period.

7. Solicitation of Employees. Executive agrees that for a period of one
(1) year after the later of (a) termination of Executive's employment, for whatever reason, and (b) the conclusion of the period, if any, during which the Company is making payments to Executive pursuant to the foregoing Paragraph 4(d), Executive shall not, directly or indirectly, employ any person who was employed by the Company or any Affiliate or induce such person to accept employment other than with the Company or any Affiliate.

8. Inventions. Executive hereby agrees that any and all improvements, inventions, discoveries, formulae, processes, methods, or designs, and any documents, things, or information relating thereto (individually and collectively, "Work Product") within the scope of any business of the Company or any Affiliate which Executive may conceive or make, or may have conceived or made during Executive's employment with the Company, shall be and are the sole and exclusive property of the Company, and that Executive shall, whenever requested to do so by the Company (whether during Executive's employment or thereafter), at the Company's expense, execute any and all applications, assignments, or other instruments, and do all other things (including giving testimony in any legal proceeding) which the Company may deem necessary or appropriate in order to (a) apply for, obtain, maintain, enforce, or defend letters patent of the United States or any other country for any Work Product, or (b) assign, transfer, convey, or otherwise make available to the Company any right, title or interest which Executive might otherwise have in any Work Product. Executive shall promptly communicate, disclose, and, upon request, report upon and deliver all Work Product to the Company, and shall not use or permit any Work Product to be used for any purpose other than on behalf of the Company, whether during Executive's employment or thereafter.

9. Arbitration.
(a) Any dispute or controversy between the Company and Executive relating to this Agreement (except any dispute relating to the foregoing Paragraphs 5, 6, or 7) or relating to or arising out of Executive's employment with the Company, shall be settled by binding arbitration in the City of Kent, State of Ohio, pursuant to the governing rules of the American Arbitration Association. Judgment upon any resulting arbitration award may be entered in any court of competent jurisdiction.

(b) Notwithstanding anything herein to the contrary, the Company shall not be required to arbitrate any dispute arising between it and Executive relating to the foregoing Paragraphs 5, 6, or 7, but shall have the right to institute judicial proceedings in a court of competent jurisdiction within the State of Ohio, in the district or county in which the Company's principal offices are located with respect to such dispute or claim. Executive hereby consents to, and waives any objection to, the personal jurisdiction and venue of the aforesaid courts, and waives any claim that the aforesaid courts constitute an inconvenient forum. If such judicial proceedings are instituted, the parties agree that such proceedings shall not be stayed pending the outcome of any arbitration proceedings hereunder.

10. Additional Obligations. Both during and after the Term, Executive shall, upon reasonable notice, furnish the Company with such information as may be in Executive's possession, and cooperate with the Company, as may reasonably be requested by the Company (and, after the Term, with due consideration for Executive's obligations with respect to any new employment or business activity) in connection with any litigation in which the Company or any Affiliate is or may become a party. The Company shall reimburse Executive for all reasonable expenses incurred by Executive in fulfilling Executive's obligations under this Paragraph 10.

11. Notice. Any notice or other communication required or permitted under this Agreement by either party hereto to the other shall be in writing, and shall be deemed effective upon
(a) personal delivery, if delivered by hand,
(b) three days after the date of deposit in the mails, postage prepaid, if mailed by certified or registered mail, or
(c) the next business day, if sent by a prepaid overnight courier service, and in each case addressed as follows:

If to Executive:
                   Carl White
                   420 Grand Avenue
                   Long Beach, CA 40816

If to the Company:

                  FineLine Properties, Inc.
                  7337 Westview Drive
                  Kent, OH 44240

Either party may change the address or addresses to which notices are to be sent by giving notice of such change of address in the manner provided by this Paragraph 11.

12. Entire Agreement. This Agreement represents the entire agreement between the Company and Executive with respect to Executive's employment with the Company, and supersedes and is in full substitution for any and all prior agreements or understandings, whether oral or written, relating to Executive's employment.

13. Amendment. This Agreement may not be canceled, changed, modified, or amended orally, and no cancellation, change, modification or amendment hereof shall be effective or binding unless in a written instrument signed by the Company and Executive. A provision of this Agreement may be waived only by a written instrument signed by the party against whom or which enforcement of such waiver is sought.

14. No Waiver. The failure at any time either of the Company or Executive to require the performance by the other of any provision of this Agreement shall in no way affect the full right of such party to require such performance at any time thereafter, nor shall the waiver by either the Company or Executive of any breach of any provision of this Agreement be taken or held to constitute a waiver of any succeeding breach of such or any other provision of this Agreement.

15. Assignment. This Agreement is binding on and for the benefit of the Company and Executive and their respective successors, heirs, executors, administrators, and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be sold, transferred, assigned, or pledged by the Company (except to an Affiliate) or by Executive without the prior written consent of the other. However, nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another entity which assumes this Agreement and all obligations and undertakings of the Company hereunder.

16. Interpretation and Severability. In the event any provision of this Agreement, or any portion thereof, is determined by any arbitrator or court of competent jurisdiction to be unenforceable as written, such provision or portion thereof shall be interpreted so as to be enforceable. In the event any provision of this Agreement, or any portion thereof, is determined by any arbitrator or court of competent jurisdiction to be void, the remaining provisions of this Agreement shall nevertheless be binding upon the Company and Executive with the same effect as though the void provision or portion thereof had been severed and deleted.

AGREED TO THIS 8th DAY OF AUGUST, 1996, BY AND BETWEEN;

THE EXECUTIVE:

s/s Carl White
-----------------------
Carl White
420 Grand Avenue
Long Beach, CA 40816

THE COMPANY:

s/s Robert Petry
-------------------------------
(Duly Authorized Officer)
FineLine Properties, Inc.
7337 Westview Drive
Kent, OH 44240

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EMPLOYMENT AGREEMENT AMENDMENT

Amendment dated this 22nd day of November, 1996 by and between Carl White ("Executive") and FineLine Properties, Inc. (the "Company"). WHEREAS the Company desires to retain the Executive, and Executive desires to continue association with the Company, subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:

1. Period of Employment Modification. It is mutually agreed that the Employment Agreement dated November 1, 1996 shall be hereby modified and changed to reflect that the Executive shall serve as a member of the Board of Directors with the employment as executive in the Company deferred due to modification of the Company's operating plans.

2. Duties., Responsibilities and Compensation.
(a) During the Term, Executive shall serve in the capacity as a member and Director on the Board and shall attend Board meetings, vote on Board matters and conduct himself in accordance with the Company's bylaws. In accordance with this change and modification, the Executive shall not participate in any Company benefit plans, including but not limited to welfare benefit plans or program (including, but not limited to medical, dental, disability, group life (including accidental death and dismemberment), business travel insurance plans and programs], retirement savings plan or program [including without limitation 401(k) and pension] and such other perquisites of office as the Company may from time to time an in its sole discretion make available generally to employees of similar rank as Executive. This Agreement also excludes inclusion in participation in the Company's Supplemental Executive Retirement Plan ("SERP"). The Executive shall serve as President of The Tasties, a subsidiary of the company and shall be entitled to the compensation and benefits as indicated in the original Employment Agreement if and when said subsidiary of the Company assumes operation.
(b) The Company shall reimburse Executive for all reasonable, ordinary, and necessary business expenses incurred in the performance of Executive's duties hereunder in accordance with and subject to the terms and conditions of the Company's then-prevailing expense policy. As a condition precedent to obtaining such reimbursement, Executive shall provide to the Company any and all statements, bills, or receipts evidencing the expenses for which Executive seeks reimbursement, and such other related information or materials as the Company may from time to time reasonably require.

3. Other Provisions. All other provisions and terms of the original Employment Agreement with respect to Confidential Information - Unfair Competition - Arbitration - Additional Obligations - Notice - Entire Agreement - Amendment - No Waiver - Assignment - Interpretation and Severability shall remain in force.


AGREED TO THIS 22nd DAY OF NOVEMBER, 1996, BY AND BETWEEN;

THE EXECUTIVE:

s/s Carl White
-----------------------
Carl White
420 North Grand Avenue
Long Beach, CA 90814

THE COMPANY:


s/s Robert Petry
-----------------------
( Duly Authorized Officer)
FineLine Properties, Inc.
7337 Westview Drive
Kent, OH 44240

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